Exhibit 10.6

Private & Confidential

March 1, 2007

To:	David Main
[Address]

Re:	Employment Agreement

This Agreement contains the terms and conditions of your employment with Aquinox Pharmaceuticals Inc. These terms of employment will commence on the Commencement Date and will continue until terminated in accordance with the provisions of this Agreement.

Therefore, in consideration of your employment with the Company, the increase in compensation, the additional options being granted to you, and the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree as follows:

1.	Definitions

In this Agreement:

(a)	“Affiliate” has the same meaning as in the Canada Business Corporations Act or any successor legislation, as amended from time to time.

(b)	“Agreement” means this agreement and schedules attached to this agreement, as amended or supplemented from time to time.

(c)	“Annual Compensation” means the combined total of Base Salary and Bonus Compensation paid for services and performance in a calendar year.

(d)	“approved by the Company” or words of similar import means approved by an authorized representative of the Company other than you.

(e)	“Base Salary” means the base compensation paid to you on a semi-monthly basis and does not include benefits, Bonus Compensation or other incentive compensation.

(f)	“Board” means the board of directors of the Company.

(g)	“Bonus Compensation” means the discretionary annual performance-based compensation you are eligible for in accordance with Article 2(e),

(h)	“Business” means the business of investigating, discovering, developing, evaluating, or commercializing pharmaceutical compositions that may be useful modifiers of SHIP/SHIP2 enzyme activity, or any other enzyme or technology for which the Company has initiated a plan or program of investigation, discovery, development, evaluation or commercialization.

(i)	“Cause” means any one or more of the following:

(i)	A material breach of any of your obligations or duties pursuant to this Agreement, which remains uncured seven days from you becoming aware of the breach;

(ii)	Gross negligence or willful misconduct in the course of employment;

(iii)	Any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation;

(iv)	An act or omission involving dishonesty or fraud;

(v)	Substantial and repeated failure to perform the duties reasonably expected of a Chief Executive Officer in the biotechnology industry, or to perform certain duties as reasonably directed by the Board, or

(vi)	Any other act, omission or conduct constituting cause at common law or under the laws of British Columbia.

(j)	“Change in Control” means the occurrence, after the Commencement Date, of one or more of the following:

(i)	a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

(ii)	a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

(iii)	a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

(iv)	a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or

(v)	a complete liquidation, dissolution or winding-up of the Company;

provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting Securities.

(k)	“Good Reason” in conjunction with a Change in Control means one or more of the following events occurring without your consent:

(i)	termination of your employment without cause;

(ii)	any material and adverse change to your position, authority or responsibilities in effect under this Agreement;

(iii)	any material reduction in incentives, health benefits, bonuses or other compensation plans, practices, policies or programs provided to you in the aggregate under this Agreement;

(iv)	an assignment to you of any duties materially inconsistent with your status as the Chief Executive Officer of the Company;

(v)	any failure to secure the agreement of any successor entity to fully assume the Company’s obligations under this Agreement; or

(vi)	any resolution is passed or any action or proceeding taken with respect to the liquidation, dissolution or winding-up of the Company that does not involve continuation of the Company in another form.

(l)	“Commencement Date” means the date on which a Series A financing round of not less than US$10,000,000 next closes, or such other dates as the Parties may agree upon in writing.

(m)	“Competitive Business” means any person, firm, company, partnership, venture or business that is (or is planning on) researching, developing, producing, licensing, selling or marketing any product or service that is competitive or substantially similar to the Business.

(n)	“Company” means Aquinox Pharmaceuticals Inc., a corporation continued under the laws of Canada having a business address at Suite 400 - 601 West Broadway, Vancouver, British Columbia V5Z 4C2, and includes subsidiaries or affiliates of the Company where used in the context of Confidential Information or intellectual property rights or protection.

(o)

“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one of its clients or suppliers or a third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the Business of the Company, including all related developmental or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, prototypes and patterns; (ii) all Developments; (iii) information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company; (iv) the names of the Company’s Associates and the nature of the Company’s relationships with such Associates; and (v) technical and business information of or regarding the Company’s Associates. Confidential Information does not include information that is or becomes generally available to the public without your fault or that you can establish, through written records, was in your possession prior to its disclosure to you in connection with your employment.

(p)	“Developments” includes, without limitation, all;

(i)	Products, software, documentation, research, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Company;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and

(iii)	inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by you, alone or jointly with others, as a result of your employment, which result from your employment or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company or which reasonably relate to the Business of the Company.

(q)	“Parties” means, collectively, you and the Company and, for clarity, a “Party” means any one of the Parties.

(r)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(s)	“Products” means (i) therapies, approaches, screening methodologies, diagnostic assays, therapeutic molecules, compounds, and any other products derived from the discovery or development of molecular compounds that can be used to treat human inflammatory diseases, autoimmune disorders and cancer by altering the activity of SHIP, SHIP2 or any other target enzymes or proteins for which a research program has been initiated by the Company and disclosed to you; (ii) any intellectual property or assets owned, licensed, sold, marketed or used by the Company in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and (iii) any other products or technologies that the Company discovers or develops during the employment relationship.

(t)	Use of the defined terms will include both the singular and the plural of each such term, and such use will not be interpreted as changing the meaning first given thereto.

2.	Employment

The terms of your employment will be as follows:

(a)	Position and Responsibilities: You will be employed as an officer of the Company in the position of President & Chief Executive Officer reporting to the Board. You will perform or fulfil the duties and responsibilities and exercise the powers that are normally performed, fulfilled or exercised by the President & Chief Executive Officer of a biotechnology company, subject to the Canada Business Corporation Act and the articles and by-laws of the Company, and any duties reasonably prescribed by the Board from time to time. You will at all times conform to the reasonable and lawful instructions and directions of the Board.

(b)	Scope of Duties: During your employment you will devote the whole of your working time, attention and abilities to your duties. You agree to give the Company the full benefit of your knowledge, expertise, skill and ingenuity. The Company consents to you holding board appointments on the conditions that your engagement will not affect your duties or obligations to the Company, that your engagement will not in any way assist a Competitive Business, and that you will obtain the consent of the Board prior to accepting any such appointments in the future. Your current appointments, consented to by the Board, are with Inex Pharmaceuticals Corp., Discovery Parks Trust and Sauder School of Business Faculty Advisory Board

(c)	Signing Bonus: As consideration for you accepting your position and obligations under this Agreement, the Company will provide you with a signing bonus of US$29,000, subject to source deductions and other deductions required to be deducted and remitted, to be payable by regular payroll after execution of this Agreement.

(d)

Base Compensation: You will receive an annual Base Salary of US$290,000, subject to source deductions and other deductions required to be deducted and remitted. Your Base Salary will be reviewed annually by the Board, and may be increased to reflect the Company’s stage of development, your responsibilities and your personal performance. A formal review of your personal performance will be conducted by the Board on an annual basis. Prior to payment to you of the first instalment of Base Salary, you will elect between US and Canadian currency for all future payments of Base Salary, Bonus Compensation and the signing bonus under this Agreement. In the event you elect

Canadian currency, the conversion of amounts expressed as US dollars in this Agreement will be converted using the Bank of Canada’s noon currency exchange rate as of the Commencement Date.

(e)	Bonus Compensation: You will be eligible for a discretionary annual performance-based bonus of up to a maximum of 20% of Base Salary, to be determined by the Board in its unfettered discretion, based on its opinion of your performance, the performance of your management team and the performance of the Company. The Board will make a determination with respect to Bonus Compensation not later that March of each year.

(f)	Stock Options: After the Commencement Date, and as soon as is practical, the Company will grant you an option to purchase up to 300,000 Option Securities (as defined in the Amended and Restated Plan (as defined below)) at a price of US$0.50 per share (the “Option”). Starting on the first anniversary of the Commencement Date, 25% of the Option will vest and thereafter I /36th of the Option will vest on the first day of each month until the Option is fully vested. The Option is granted under the terms of the Company’s Stock Option Plan, approved by the Board on June 21, 2006 and thereafter amended and restated as the Joint Canadian Stock Option Plan of the Company and Aquinox Pharmaceuticals (USA) Inc. (the “Amended and Restated Plan”), and the option agreement provided for by the Amended and Restated Plan.

You may also be eligible to participate in an incentive options program, under which the Board, in its sole and unfettered discretion, may grant you additional options to purchase common shares of the Company from time to time.

(g)	Vacation Entitlement: You will receive paid vacation in the amount of four weeks per annum, pro-rated for any partial year of employment. Your vacation must be taken in accordance with the Company’s vacation policy in effect from time to time.

(h)	Benefits: Subject to your insurability, the Company will obtain medical insurance, extended health and dental insurance, life and accident insurance coverage for you and will make all reasonable efforts to obtain the disability coverage for you as is usually and customarily obtained by comparable private biotechnology companies for their executive employees (collectively your “Benefits”), and the employee portion of any applicable Benefits premiums will be paid by the Company.

(i)	Business Equipment and Other Expenses: The Company will continue to provide you with a laptop computer and cellular phone for business use. You acknowledge that during the term of your employment and thereafter this equipment remains the sole property of the Company. The Company will reimburse you for all reasonable travelling and out-of-pocket expenses actually and properly incurred by you in connection with your duties under this Agreement and in accordance with Company policy and Board approval, provided that you first furnish statements, and receipts or vouchers for all such expenses to the Company.

(j)	D&O Indemnity Insurance: The Company will make all commercially reasonable efforts to obtain the same level of director’s and officer’s indemnity insurance for its directors and officers as is usually and customarily obtained by comparable new private biotechnology companies. The level of director’s and officer’s indemnity insurance will be reviewed and may be adjusted by the Company from time to time.

3.	Confidential Information

As consideration for your promotion and continued employment with the Company, you covenant and agree as follows:

(a)	General Obligation of Confidentiality: You acknowledge that the Confidential Information is the exclusive property of the Company or Persons from whom the Company has obtained its rights. You will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to your employment with the Company, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company’s directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company. You will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. You acknowledge and agree that nothing contained in this Agreement will be construed as an assignment to you of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Company. All documents containing Confidential Information are the property of the Company. Without limiting the generality of the foregoing, you hereby transfer to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

(b)	Use of Confidential Information: You agree that at all times during and subsequent to your employment with the Company, you will not use any of the Confidential Information in any manner except as reasonably required for you to perform your duties for the Company. Without limiting the generality of the foregoing, you agree that at all times during and subsequent to your employment, you will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

(c)	Prohibition on Copying: You will not copy or reproduce the Confidential Information except in the course of your employment with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

(d)	Injunctive Relief: You acknowledge that irreparable harm may result to the Company if you breach your obligations under this Article or under subsections 4(c) and 4(f). You acknowledge that such a breach may not properly be compensated by an award of damages. Accordingly, the Company’s remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

(e)

Assignment: You agree to make full disclosure to the Company of each Development promptly after its creation. You hereby irrevocably assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of your right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights trademarks, industrial designs and all other intellectual property rights therein, whether realized within or beyond the scope of your employment, and regardless of the true purpose of the employment relationship, and you irrevocably waive all moral rights you may have in these Developments. You further agree to cooperate fully at all times during and subsequent to your employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company, at the Company’s expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to apply for and obtain patents or copyrights, industrial designs trademarks, other intellectual property registrations or other similar rights covering the Development. The Company will be exclusively entitled to make applications for registration of all such rights, in the Company’s sole and unfettered discretion, in any jurisdictions that the company deems necessary. Should the Company be unable to secure your signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Development, due to your incapacity or any other cause, you hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by you. You agree that the obligations in this subsection will continue beyond the termination of your employment with respect to any and all Developments created during your employment. For purposes of the copyright laws of the United States of America and other jurisdictions, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and the Company will be considered the author thereof.

4.	Obligations of Employment

You further covenant and agree as follows:

(a)	Performance and Duty to the Company: Throughout your employment you will well and faithfully serve the Company and use your best efforts to promote the Business of the Company. You will act honestly and in good faith in what you reasonably believe to be in the best interests of the Company. You will adhere to all applicable policies of the Company and exercise the degree of care, diligence and skill that a reasonably prudent Chief Executive Officer would exercise in comparable circumstances.

(b)	Business of the Company: You will not, during your employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company.

(c)	Restrictions: You agree to comply with all of the restrictions set forth below at all times during your employment and for a period of one year from the termination of your employment (regardless of which Party terminates your employment and regardless of the reason for such termination, if any) or, in the event of a termination involving payment of Annual Compensation during a Continuance Period or a Change in Control Continuance Period, for a period equivalent to the Continuance Period or Change in Control Continuance Period, whichever is operative, from the termination of your employment, during which:

(i)	you will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, own, operate, carry on, be engaged in the operations of, have any financial interest in, loan any monies to, guarantee any liabilities or obligations of, act as a consultant to or provide management services to a Competitive Business without the prior written consent of the Company. The foregoing will not prevent you from holding any class of publicly held shares of a company, partnership or other organization provided that you, alone or in conjunction with any other Person, will not directly or indirectly hold more than 5% of the shares of any such company, partnership or other organization;

(ii)	you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, interfere with, divert or appropriate or attempt to solicit, interfere with, divert or appropriate to any Competitive Business, any business or actively sought prospective business of the Company or any customers with whom the Company has current agreements relating to the Business of the Company, or with whom you have dealt, or with whom you have supervised negotiations or business relations, or about whom you have acquired Confidential Information in the course of your employment;

(iii)	you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, interfere with, divert or hire away, or attempt to solicit, interfere with divert, or hire away, any person engaged by the Company or persuade or attempt to persuade any such individual to terminate his or her employment or consultancy with the Company; and

(iv)	you will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, customers, suppliers, agents or other parties with which the Company does business or has contractual relations.

(d)	No Personal Benefit: You will not receive or accept for your own benefit, either directly or indirectly, any commission, rebate, discount, financial gratuity or profit from any Person having or proposing to have one or more business transactions with the Company, without the prior approval of the Board, except that you may accept dinners, event tickets and other customary gifts with values of less than US$500, as long as there is no frequent pattern of such customary gifts from any person or entity, or related group of persons or entities, that would give rise to the perception of a conflict of interest.

(e)	Business Contacts: During your employment you will communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding the subsequent termination of your employment.

(f)	Return of Company Property: Upon termination of your employment, you will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in your possession or control pertaining to the Business of the Company, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards, equipment or other property belonging to the Company.

(g)	Pre-existing Obligations: You are hereby requested and directed by the Company to comply with any existing common law, contractual or statutory obligations to any former employers and to any other Person. The Company is not employing you to obtain the confidential information or business opportunities of any former employers or any other Person.

5.	Termination

(a)	Resignation: If for any reason you should wish to leave the Company, you will provide the Company with three month’s prior written notice of your intention (the “Resignation Period”). The Parties hereby agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period or any part thereof, and end your employment by delivering to you a written notice accompanied by payment of your Base Salary due to you during the remainder of the Resignation Period.

(b)	Termination for Cause: The Company may terminate your employment at any time for Cause, effective upon delivery by the Company to you of a written notice of termination of your employment for Cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Board.

(c)	Termination Without Cause: The Company may terminate your employment at any time without Cause, effective upon delivery by the Company to you of a written notice of termination of your employment, provided that in lieu of notice, the Company provides you with:

(i)	all pay owed to the date of termination, including pay for accrued and unpaid vacation;

(ii)	subject to your duty to mitigate the loss of your employment, continuance of the Base Salary in effect at the time of termination for a period equal to twelve months plus one additional month for every completed year of service with the Company, up to a total maximum of eighteen (18) months (the “Continuance Period”). In the event you secure employment prior to the end of the Continuance Period, then you agree to notify the Company of such fact and the Company will only be required to continue 50% of your Base Salary from the date of new employment until the end of the Continuance Period;

(iii)	your anticipated Bonus Compensation during the Continuance Period based on the average annual bonus paid to you over the three-year period (or the lesser period if the Employee has been employed for less than three years) preceding the date of termination and multiplied by the ratio equal to the number of months in the Continuance Period divided by 12;

(iv)	continuance of the Benefits, subject to the terms of the respective plans, until the earlier of you obtaining coverage from a new employer or the expiry of the Continuation Period. In the event the plans do not provide continuation of coverage after termination of your employment, the Company will provide, or reimburse you for the cost of, equivalent replacement coverage until the earlier of you obtaining coverage from your new employer or the expiry of the Continuance Period; and

(v)	continued vesting of any unexpired options until the termination of the Continuance Period, at which time any unvested portion of such options will expire and be forfeit, and any vested portion of such options will be exercisable for a period of ninety (90) days from the end of the Continuance Period, at which time any vested but unexercised options will expire and be forfeit.

(d)	Change in Control: In the event of a Good Reason occurring within the period of twelve (12) months after a Change in Control, you may terminate your employment by providing one month’s written notice to the Board. In the event of such termination, you will be entitled to:

(i)	all pay owed to the date of termination, including pay for accrued and unpaid vacation;

(ii)	continuance of the Base Salary in effect at the time of termination for a period equal to eighteen (18) months (the “Change in Control Continuance Period”); and

(iii)	continuance of the Benefits, subject to the terms of the respective plans, until the earlier of you obtaining coverage from a new employer or the expiry of the Change in Control Continuation Period. In the event the plans do not provide continuation of coverage after termination of your employment, the Company will provide, or reimburse you for the cost of, equivalent replacement coverage until the earlier of you obtaining coverage from your new employer or the expiry of the Continuance Period; and

(iv)	all unvested options will immediately vest and will remain exercisable for a period of ninety (90) days from the termination of your employment, at which time any vested but unexercised options will expire and be forfeit.

(e)	Offices and Directorships: Upon delivery of notice of resignation or termination, regardless of the reason for or manner of termination, you agree to immediately tender your resignation as an officer and/or director of the Company and of any of its subsidiaries or affiliates. You agree that failure to tender you resignation will amount to Cause, for which the Company may treat your employment as being terminated for Cause.

6.	Agreement Voluntary and Equitable

The Parties agree that they each have carefully considered and understand the terms of employment contained in this Agreement, that the terms are mutually fair and equitable, and that they each have executed this Agreement voluntarily and of their own free will.

7.	Assignment and Enurement

You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement without the prior written consent of the Company. This Agreement enures to the benefit of and is binding upon you and the Company and your respective heirs, executors, administrators, successors and permitted assigns.

8.	Severability

If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, it shall be deemed to extend only over the maximum duration, activity, geographic extent, and subject as to which such provision shall be valid and enforceable under applicable law.

9.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any Party can be held responsible in any way, other than as expressed in writing in this Agreement. No change or modification of this Agreement will be valid unless it is in writing and signed by both Parties.

10.	Notice

Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered by hand to you or to the Chair of the Board, as appropriate, or delivered or sent by registered mail, fax or e-mail to the address of the Parties set out below. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this section.

Aquinox Pharmaceuticals Inc.		David Main
Suite 400 - 601 West Broadway,		[Address]
Vancouver, BC V5Z 4C2

Attn:	Chair of the Board	Fax:	[Fax Number]
Fax:	604.675.2015	E-mail:	[Email Address]

Cc:	Joe Garcia
McCarthy Tetrault LLP
Fax: 604.643.7900

11.	Non-waiver

No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by any Party to this Agreement to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

12.	Survival of Terms

The provisions of sections 1, 3, 8, 12, 13, 14 and 17, and of subsections 4(c), 4(e), 4(f) and 5(d) of this Agreement will survive the termination of your employment.

13.	Further Assistance

The Parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

14.	Equitable Remedies

You hereby acknowledge and agree that a breach of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement. The Company hereby acknowledges that any material unilateral change or modification to this Agreement or a material adverse change to your position, duties or compensation, without your prior written consent, except as provided for in section 5, may constitute constructive dismissal or breach of contract and, in addition to all other remedies available to you at law or in equity, you shall be entitled as a matter of right to apply to a court of competent jurisdiction for compensation, relief or other award as may be determined appropriate in the circumstances to ensure compliance with the provisions of this Agreement.

15.	Conflict

In the event of any conflict between the terms and conditions of this agreement and any other agreement, the terms of this agreement shall prevail.

16.	Time

Time is of the essence of this Agreement.

17.	Governing Laws

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia. Each Party attorns to the non-exclusive jurisdiction of courts of British Columbia.

18.	Independent Legal Advice

You acknowledge that you have been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and have been advised to do so by the Company and that you understand the terms and rights and obligations under this Agreement. The Company will reimburse you for all reasonable legal fees incurred to obtain independent legal advice up to a maximum of US$1,500.00.

19.	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

By:	/s/ Kevin B Leslie

Name:	Kevin B Leslie

Title:	Director

I acknowledge and accept the terms and conditions of my employment with the Company as set out above:

SIGNED, SEALED AND DELIVERED by DAVID	)
MAIN in the presence of:	)
)
/s/ David Crane	)
Signature of Witness	)
)
David Crane	)
Name of Witness	)
	)	/s/ David Main
David Crane	)	DAVID MAIN
Address of Witness & Solicitor	)
)
McCarthy Tétrault LLP	)
1300-777 Dunsmuir Street	)
Vancouver, B.C. V7Y 1K2)
Direct 604-643-5891)
)
Occupation of Witness